EXHIBIT 21.1

Organization/Reporting Entities

The consolidated financial statements of Thermaltec International Corp. and Subsidiaries (the "Company") include the following entities:

Thermaltec International Corp.

Thermaltec International Corp. ("TTI") was incorporated in 1994 under the laws of the state of Delaware. TTI was organized for the purpose of engaging in the sale of thermal sprayed coatings to individual customers in the United States and other countries. TTI also serves as the parent company, which acts as a holding company for its subsidiaries and provides administrative support to the operations of the Company. In May 1999, all operating assets and liabilities of Thermaltec were transferred into Panama Industries.

Thermaltec De Costa Rica, S.A.

Thermaltec de Costa Rica, S.A. ("TCR") is a wholly-owned subsidiary located in San Jose, Costa Rica. TCR began operations during fiscal 1995, and provides thermal spray coatings to businesses and individuals throughout Costa Rica.

Metal Coatings, Inc.

Metal Coatings, Inc. ("MCI") was a majority-owned subsidiary located in San Juan, Puerto Rico. MCI began significant operations during fiscal 1997, and provided thermal spray coatings to businesses and individuals throughout Puerto Rico. On May 31, 1998 the operations of MCI ceased, and the remaining assets and liabilities were assumed by TTI No material expenses were associated with the closure.

Thermaltec Dominicana, S.A.

Thermaltec Dominicana, S.A. ("TDR") was a majority-owned subsidiary located in Santo Domingo in the Dominican Republic. TDR began significant operations in October 1996 and provided thermal spray coatings, as a market test, to businesses and individuals in the Santo Domingo metropolitan area. In Februray 1998, the operations of TDR ceased and the assets and liabilities were assumed by TTI. No material expenses were associated with the closure.

Panama Industries, Ltd.

Panama Industries was incorporated in March 1998, but was inactive and not part of the consolidated group until May Of 1999. At that time, all operating assets and liabilities of Thermaltec were transferred into Panama.